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                                                                   EXHIBIT 2.3



                               SECOND AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER


      This Second Amendment to Agreement and Plan of Merger (the "Amendment") is dated effective as of June 17, 1998 among Corgenix Medical Corporation, Inc., a Nevada corporation (formerly known as Gray Wolf Technologies, Inc.) ("Gray Wolf") and TransGlobal Financial Corporation ("TransGlobal"). This Amendment amends that certain Agreement and Plan of Merger entered into as of May 12, 1998 among Reaads Medical Products, Inc., a Delaware corporation (the "Company"), Corgenix and Gray Wolf Acquisition Corp., a Delaware corporation ("Gray Wolf Subsidiary"), as amended by First Amendment thereto dated effective as of May 22, 1998 (as so amended, the "Merger Agreement"). Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Merger Agreement.

                                   RECITALS

      Section 8(c) of the Merger Agreement, as amended, imposes on Gray Wolf the obligation to file a Registration Statement to register the Gray Wolf Preferred Shares, the Warrants and the Underlying Shares with the United States Securities and Exchange Commission under the Securities Act on Form S-1, SB-2 or another appropriate registration form, such Registration Statement to be filed within 30 days after May 22, 1998, and to use its best efforts to cause such Registration Statement to be declared effective as expeditiously as possible and in any event within a period of 60 days thereafter. If Gray Wolf fails to comply with the provisions of Section 8(c) of the Merger Agreement, it is subject to liquidated damages payable to TransGlobal of $1,000 for each day that Gray Wolf has not complied with such obligation. Gray Wolf and TransGlobal now desire to terminate the obligation under Section 8(c) of the Merger Agreement for Gray Wolf to file a Registration Statement. Accordingly, for good and valuable consideration, Gray Wolf and TransGlobal do hereby agree as follows:

                                  AGREEMENT

      1. Section 8(c) of the Merger Agreement is hereby deleted in its entirety. Gray Wolf shall have no obligation to file a Registration Statement under the Securities Act to register its shares of Gray Wolf Preferred Shares, Warrants, or Underlying Shares.

      2. Section 8(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          (d) EXCHANGE ACT REGISTRATION. Gray Wolf shall file a Registration Statement to register Gray Wolf under Section 12(g) of the Exchange Act on Form 10, Form 10-SB or another form appropriate for such registration, and Gray Wolf shall use its best efforts to cause such Registration Statement to be filed as soon as practicable following the effective date of this Amendment.


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      3. Except as specifically  set forth in this  Amendment,  all of the terms and provisions of the Merger Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.


CORGENIX MEDICAL CORPORATION
(f.k.a. Gray Wolf Technologies, Inc.)


     /S/ DOUGLASS T. SIMPSON
By: -------------------------------------
      Douglass T. Simpson, President



TRANSGLOBAL FINANCIAL CORPORATION


     /S/ MIKE M. MUSTAFOGLU
By: -------------------------------------
      Mike M. Mustafoglu, President